Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS THIRD QUARTER 2023 RESULTS AND RECENT DEVELOPMENTS

Completed $106 Million in New Investments in Q3

Strengthened Balance Sheet with $429 Million Term Loan in Q3

HUNT VALLEY, MARYLAND – November 2, 2023 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) announced today its results for the quarter ended September 30, 2023.

THIRD QUARTER 2023 AND RECENT HIGHLIGHTS

●	Net income for the quarter of $94 million, or $0.37 per common share, compared to $105 million, or $0.43 per common share, for the same period in 2022.
●	Nareit Funds From Operations (“Nareit FFO”) for the quarter of $161 million or $0.63 per common share, on 256 million weighted-average common shares outstanding, compared to $159 million, or $0.65 per common share, on 243 million weighted-average common shares outstanding, for the same period in 2022.
●	Funds Available for Distribution (“FAD”) for the quarter of $174 million, or $0.68 per common share, compared to FAD of $173 million, or $0.71 per common share, for the same period in 2022.
●	$106 million in new investments comprised of $55 million in real estate acquisitions, $26 million in real estate loans, and $24 million in capital renovation and construction projects.
●	Sold 15 facilities for $99 million in cash proceeds and consideration, and received repayment of a $105 million seller note, generating a $44 million gain on assets sold.
●	Entered into a $429 million unsecured term loan.
●	Issued 4 million common shares for gross proceeds of $126 million.
●	Sold 29 facilities that were leased to LaVie for $305.2 million in consideration in Q4.
●	Completed $61 million in new investments in Q4 to date.

Nareit FFO and FAD are supplemental non-GAAP financial measures that the Company believes are useful in evaluating the performance of real estate investment trusts (“REITs”). Reconciliations and further information regarding these non-GAAP measures are provided at the end of this press release.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “Our third quarter financial performance exceeded our expectations on higher-than-expected interest income and unanticipated rent payments from some operators on a cash-basis. Subsequent to the quarter end, we sold 29 Florida assets operated by LaVie. We also further strengthened our balance sheet in the third quarter by issuing a $429 million term loan, fixed at 5.6%, and repaying $350 million of bonds that matured in August. With over $600 million of cash on hand as of November 1st and over $1.4 billion available under our line of credit at the end of the quarter, we are well-positioned to fund both the pipeline and future debt obligations.”

Mr. Pickett continued, “With some smaller restructurings ongoing, many tenants still on a cash-basis, and some security deposits being depleted, we expect FAD could be impacted by these factors in the fourth quarter and potentially into early 2024. However, we remain constructive on the longer-term opportunities within this industry. The operating backdrop continues to improve, with occupancy increasing and the tight labor market slowly moderating, and, longer-term, we believe the skilled nursing industry is well-positioned to benefit from multi-decade demographic tailwinds.”

Mr. Pickett concluded, “In the quarter, CMS issued its proposed rule on minimum staffing for the industry. While we applaud the administration for its continued focus on resident care, we believe there are fundamental flaws in the proposed rule, especially at a time when labor capacity is the most challenging issue facing most facilities. The industry is providing feedback to CMS on how it could achieve its clinical goals in a more efficient manner. We are hopeful that CMS will constructively work with the industry for the benefit of the resident.”

THIRD QUARTER 2023 RESULTS

Revenues – Revenues for the quarter ended September 30, 2023 totaled $242.0 million, an increase of $2.6 million over the same period in 2022. The increase primarily resulted from (i) timing of operator restructurings and transitions and (ii) revenue from new investments completed throughout 2022 and 2023. The increase was partially offset by a decrease in revenue from (i) asset sales completed throughout 2022 and 2023 and (ii) operators placed on a cash basis of revenue recognition since the 3rd quarter of 2022.

Expenses – Expenses for the quarter ended September 30, 2023 totaled $194.5 million, an increase of $16.8 million over the same period in 2022. The increase primarily resulted from (i) a $17.9 million increase in impairment on real estate properties, (ii) a $1.9 million increase in stock-based compensation expense and (iii) a $0.3 million increase in interest expense, partially offset by (i) a $1.9 million decrease in depreciation and amortization expense related to facilities sold and facilities reclassified as held for sale and (ii) a $1.4 million favorable change in provision for credit losses.

Other Income and Expense – Other income for the quarter ended September 30, 2023 totaled $49.5 million, an increase of $9.1 million over the same period in 2022. The increase primarily resulted from (i) a $5.6 million increase in other income (expense) – net and (ii) a $3.1 million increase in gain on assets sold.

Net Income – Net income for the quarter ended September 30, 2023 totaled $93.9 million, a decrease of $11.2 million over the same period in 2022. The decrease primarily resulted from the aforementioned (i) $16.8 million increase in expenses and (ii) $5.5 million decrease in income from unconsolidated joint ventures, partially offset by (i) a $9.1 million increase in other income and expense and (ii) a $2.6 million increase in total revenue.

FINANCING ACTIVITIES

Dividend Reinvestment and Common Stock Purchase Plan and ATM Program – The following is a summary of the 2023 quarterly common shares issued under the Dividend Reinvestment and Common Stock Purchase Plan and ATM Program through September 30:

	Dividend Reinvestment and Common Stock Purchase Plan for 2023
	(in thousands, except price per share)

	Q1	Q2	Q3	Total
Number of shares	82	77	3,529	3,688
Average price per share	$27.88	$29.30	$31.70	$31.57
Gross proceeds	$2,278	$2,252	$111,895	$116,425

	ATM Program for 2023
	(in thousands, except price per share)

	Q1	Q2	Q3	Total
Number of shares	—	6,529	466	6,995
Average price per share	$—	$30.54	$30.95	$30.57
Gross proceeds	$—	$199,397	$14,400	$213,797

$350 Million Note Repayment – On August 1, 2023, the Company repaid its $350 million 4.375% senior notes that matured on August 1, 2023, from invested cash balances.

$429 Million Term Loan – On August 8, 2023, the Company entered into a new two-year $400 million senior unsecured term loan (“Term Loan”). The Term Loan includes an “accordion feature” that permits the Company to expand its borrowing capacity to an aggregate of up to $500 million. On September 27, 2023, the Company exercised the accordion feature to increase the aggregate commitments under the Term Loan to $428.5 million. During the third quarter, the Company executed in aggregate $428.5 million of variable-to-fixed interest rate swaps that fixed the Secured Overnight Financing Rate (“SOFR”) variable component of the Term Loan at 4.047%, resulting in a combined all-in fixed rate of 5.597%.

2023 THIRD QUARTER PORTFOLIO AND RECENT ACTIVITY

Operator Updates:

LaVie – During the third quarter of 2023, the Company sold seven facilities that were leased to LaVie Care Centers, LLC (“LaVie”) for $84.4 million. Consideration consisted of $14.8 million in cash and $69.6 million for the pay-off of HUD related mortgages on the seven facilities. In the third quarter, LaVie paid $7.4 million of rent. In October, LaVie paid Omega approximately $2.5 million related to rent. On November 1, 2023, an additional 29 facilities were sold for $305.2 million, consisting of $91.9 million in gross cash proceeds and $213.3 million for the pay-off of HUD related mortgages.

Maplewood – As previously disclosed, Maplewood Senior Living (“Maplewood”) short-paid its June contractual rent by $1.0 million. Maplewood continued to short-pay its contractual rent by $1.0 million per month during the third quarter of 2023. During the third quarter of 2023, the Company applied $3.0 million of Maplewood’s $4.8 million security deposit to the rent shortfall. The Company recorded $17.3 million in revenue during the third quarter of 2023 related to Maplewood consisting of $14.3 million of contractual rent payments received and $3.0 million in security deposit applications. The Company is taking actions to preserve its rights and is in discussions with Maplewood to address the deficiency. In October, the Company applied an additional $1.0 million from Maplewood’s security deposit to revenue.

Guardian – Guardian Healthcare (“Guardian”) failed to make its contractual rent payments in August and September 2023. As a result, during the third quarter of 2023, the Company drew $2.9 million on a $7.3 million security deposit. In the third quarter, the Company recorded $4.4 million in revenue consisting of $1.5 million in contractual rent payments received and the $2.9 million security deposit application. In October, the Company drew an additional $1.5 million from Guardian’s security deposit to fund its unpaid October rent. The Company is in discussions to sell or release to another operator the six remaining Guardian facilities.

New Investments:

The following table presents real estate investment activity:

	Three Months Ended		Nine Months Ended
Real Estate Investment Activity ($000's)	September 30, 2023		September 30, 2023
	$ Amount	%	$ Amount	%
Real property	$55,141	52.2%	$210,064	50.2%
Construction-in-progress	15,628	14.8%	31,476	7.5%
Capital expenditures	8,771	8.3%	21,546	5.2%
Real estate loans receivable	26,176	24.7%	113,472	27.1%
Other	—	—%	41,746	10.0%
Total	$105,716	100.0%	$418,304	100.0%

$40 Million Real Estate Acquisition – On September 8, 2023, the Company acquired 14 care homes in the U.K., similar to assisted living facilities in the United States, for $39.5 million. Concurrent with the acquisition, the Company entered into a master lease for the facilities with a new operator at an initial annual cash yield of 10.2%, with 2.5% annual escalators.

$16 Million Real Estate Acquisition – On August 29, 2023, the Company acquired one skilled nursing facility (“SNF”) in Virginia for $15.6 million. The SNF was added to the master lease of an existing operator at an initial annual cash yield of 10%, with 2.0% annual escalators.

$61 Million in New Q4 Investments – In the fourth quarter of 2023, the Company closed on $60.7 million in new investments, comprised of:

$38 Million in Real Estate Loans – In October 2023, the Company funded $38.2 million in mortgage loans to a new operator for the purpose of acquiring two Pennsylvania assisted living facilities. The loans have a weighted-average interest rate of 9.3% with a maturity starting October 1, 2026.

$23 Million Real Estate Acquisition – In October 2023, the Company acquired one facility in Maryland for $22.5 million and amended its lease with an existing operator to add the facility. The initial annual cash yield is approximately 10%, 2% of which can be deferred, and includes annual escalators of 2.5%.

Asset Sales and Impairments:

$204 Million in Proceeds from Seller Note Repayment and Asset Sales – In the third quarter of 2023, the Company was repaid on a $104.8 million seller note and also sold 15 facilities for $98.7 million in combined cash and HUD mortgage payoffs, recognizing a gain of $44.1 million, comprised of:

Seller Note Repayment – In the third quarter, the Company received $104.8 million to repay a seller financing note provided by Omega in December 2022 related to the sale of 11 LaVie facilities, generating a $50.2 million gain on assets sold.

LaVie – As discussed above, the Company sold seven facilities leased to LaVie for $84.4 million. Consideration consisted of $14.8 million in cash and $69.6 million for the pay-off of HUD-related mortgages on the seven facilities.

Other Facility Sales – The Company sold eight additional facilities leased to two operators for $14.3 million.

Impairments and Assets Held for Sale – During the third quarter of 2023, the Company recorded a $27.9 million net impairment charge to reduce the net book value of 19 facilities to their estimated fair value.

As of September 30, 2023, the Company had 14 facilities classified as assets held for sale, totaling $67.5 million in net book value.

OPERATOR COVERAGE DATA

The following tables present operator revenue mix, census and coverage data based on information provided by the Company’s operators for the indicated periods. The Company has not independently verified this information, and it is providing this data for informational purposes only.

Operator Revenue Mix (1)		Medicare /	Private /
	Medicaid	Insurance	Other
Three-months ended June 30, 2023	54.0%	30.0%	16.0%
Three-months ended March 31, 2023	53.0%	31.8%	15.2%
Three-months ended December 31, 2022	54.3%	31.4%	14.3%
Three-months ended September 30, 2022	53.4%	31.5%	15.1%
Three-months ended June 30, 2022	53.5%	31.5%	15.0%

(1)	Excludes all facilities considered non-core and does not include federal stimulus revenue. For non-core definition, see Third Quarter 2023 Financial Supplemental posted in the “Quarterly Supplements” section of Omega’s website.

		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
Operator Census and Coverage (1)		Fees (3)	Fees (4)
Twelve-months ended June 30, 2023	78.6%	1.50x	1.15x
Twelve-months ended March 31, 2023	78.0%	1.44x	1.10x
Twelve-months ended December 31, 2022	77.0%	1.38x	1.04x
Twelve-months ended September 30, 2022	76.2%	1.37x	1.04x
Twelve-months ended June 30, 2022	75.8%	1.39x	1.06x

(1)	Excludes facilities considered non-core.
(2)	Based on available (operating) beds.
(3)	Represents EBITDARM of our operators, defined as earnings before interest, taxes, depreciation, amortization, Rent costs and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly contractual rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.
(4)	Represents EBITDAR of our operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

BALANCE SHEET AND LIQUIDITY

As of September 30, 2023, the Company had $5.3 billion of outstanding indebtedness with a weighted-average annual interest rate of 4.34%. The Company’s indebtedness consisted of an aggregate principal amount of $4.6 billion of senior unsecured notes, $478.5 million of unsecured term loans, $289.4 million of secured debt and $19.5 million of borrowings outstanding under its unsecured revolving credit facility. As of September 30, 2023, total cash and cash equivalents were $554.7 million, and the Company had $1.4 billion of undrawn capacity under its unsecured revolving credit facility.

DIVIDENDS

On October 20, 2023, the Board of Directors declared a quarterly cash dividend of $0.67 per share, to be paid November 15, 2023, to common stockholders of record as of the close of business on October 31, 2023.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in its Third Quarter 2023 Financial Supplemental posted under “Financial Info” in the Investors section of Omega’s website. The information contained on, or that may be accessed through, Omega’s website, including the information contained in the aforementioned supplemental, is not incorporated by any reference into, and is not part of, this document.

CONFERENCE CALL

The Company will be conducting a conference call on Friday, November 3, 2023, at 10 a.m. Eastern time to review the Company’s 2023 third quarter results and current developments. Analysts and investors within the U.S. interested in participating are invited to call (877) 407-9124. The international toll-free dial-in number is (201) 689-8584. Ask the operator to be connected to the “Omega Healthcare’s Third Quarter 2023 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “Omega Healthcare Investors, Inc. 3Q Earnings Call” hyper-link on the “Investors” page of Omega’s website. Webcast replays of the call will be available on Omega’s website for a minimum of two weeks following the call. Additionally, a copy of the earnings release will be available in the “Financial Info” section and “SEC Filings” section on the “Investors” page of Omega’s website.

* * * * * *

Omega is a REIT that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities. Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the U.S., as well as in the U.K.

FOR FURTHER INFORMATION, CONTACT

Matthew Gourmand, SVP, Corporate Strategy & Investor Relations

or

Bob Stephenson, CFO at (410) 427-1700

Forward-Looking Statements and Cautionary Language

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) the long-term impacts of the Novel coronavirus (“COVID-19”) pandemic on our business and the business of our operators, including without limitation, the levels of staffing shortages, increased costs and decreased occupancy experienced by operators of skilled nursing facilities (“SNFs”) and assisted living facilities (“ALFs”) arising from the pandemic, proposed federal minimum staffing requirements for SNFs that may further labor and occupancy challenges for our operators, the ability of our operators to comply with infection control and vaccine protocols and to manage facility infection rates or future infectious diseases, and the sufficiency of government support and reimbursement rates to offset such costs and the conditions related thereto; (iii) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (iv) additional regulatory and other changes in the healthcare sector, including federal minimum staffing requirements for SNFs that may further exacerbate labor and occupancy challenges for Omega’s operators; (v) Omega’s ability to re-lease, otherwise transition or sell underperforming assets or assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (vi) the availability and cost of capital to Omega; (vii) changes in Omega’s credit ratings and the ratings of its debt securities; (viii) competition in the financing of healthcare facilities; (ix) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (x) changes in the financial position of Omega’s operators; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) changes in interest rates or the impact of inflation; (xiii) the timing, amount and yield of any additional investments; (xiv) changes in tax laws and regulations affecting REITs; (xv) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company’s ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xvi) Omega’s ability to maintain its status as a REIT; (xvii) the effect of other factors affecting our business or the businesses of Omega’s operators that are beyond Omega’s or operators’ control, including natural disasters, other health crises or pandemics and governmental action, particularly in the healthcare industry, and (xviii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Real estate assets
Buildings and improvements	$7,119,240	$7,347,853
Land	901,282	923,605
Furniture and equipment	471,164	499,902
Construction in progress	120,243	88,904
Total real estate assets	8,611,929	8,860,264
Less accumulated depreciation	(2,419,324)	(2,322,773)
Real estate assets – net	6,192,605	6,537,491
Investments in direct financing leases – net	8,984	8,503
Real estate loans receivable – net	1,121,460	1,042,731
Investments in unconsolidated joint ventures	187,541	178,920
Assets held for sale	67,530	9,456
Total real estate investments	7,578,120	7,777,101
Non-real estate loans receivable – net	245,001	225,281
Total investments	7,823,121	8,002,382

Cash and cash equivalents	554,705	297,103
Restricted cash	3,212	3,541
Contractual receivables – net	9,511	8,228
Other receivables and lease inducements	199,530	177,798
Goodwill	643,335	643,151
Other assets	191,899	272,960
Total assets	$9,425,313	$9,405,163

LIABILITIES AND EQUITY
Revolving credit facility	$19,530	$19,246
Secured borrowings	289,615	366,596
Senior notes and other unsecured borrowings – net	4,982,127	4,900,992
Accrued expenses and other liabilities	276,711	315,047
Total liabilities	5,567,983	5,601,881

Preferred stock $1.00 par value authorized – 20,000 shares, issued and outstanding – none	—	—
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 244,989 shares as of September 30, 2023 and 234,252 shares as of December 31, 2022	24,498	23,425
Additional paid-in capital	6,657,211	6,314,203
Cumulative net earnings	3,625,580	3,438,401
Cumulative dividends paid	(6,666,439)	(6,186,986)
Accumulated other comprehensive income	28,143	20,325
Total stockholders’ equity	3,668,993	3,609,368
Noncontrolling interest	188,337	193,914
Total equity	3,857,330	3,803,282
Total liabilities and equity	$9,425,313	$9,405,163

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues
Rental income	$205,905	$203,202	$606,019	$624,086
Real estate tax and ground lease income	4,043	4,386	12,107	11,813
Income from direct financing leases	254	256	762	768
Real estate loans interest income	24,898	27,800	72,274	85,367
Non-real estate loans interest income	5,725	3,544	16,001	8,494
Miscellaneous income	1,207	242	3,258	2,866
Total revenues	242,032	239,430	710,421	733,394

Expenses
Depreciation and amortization	80,798	82,709	244,008	248,668
General and administrative	11,031	11,066	35,299	31,786
Real estate tax and ground lease expense	4,392	4,542	13,180	12,596
Stock-based compensation expense	8,756	6,809	26,306	20,515
Acquisition, merger and transition related costs	121	185	1,183	5,658
Impairment on real estate properties	27,890	10,015	87,992	21,221
Provision for credit losses	2,733	4,106	11,643	4,367
Interest expense	55,290	54,985	166,108	165,058
Interest – amortization of deferred financing costs	3,488	3,253	9,992	9,697
Total expenses	194,499	177,670	595,711	519,566

Other income (expense)
Other income (expense) – net	5,402	(176)	9,151	(5,038)
Loss on debt extinguishment	—	(376)	(6)	(389)
Gain on assets sold – net	44,076	40,930	69,956	179,747
Total other income	49,478	40,378	79,101	174,320

Income before income tax expense and income from unconsolidated joint ventures	97,011	102,138	193,811	388,148
Income tax expense	(1,758)	(1,191)	(2,092)	(3,535)
(Loss) income from unconsolidated joint ventures	(1,345)	4,117	555	7,522
Net income	93,908	105,064	192,274	392,135
Net income attributable to noncontrolling interest	(2,527)	(2,790)	(5,095)	(10,787)
Net income available to common stockholders	$91,381	$102,274	$187,179	$381,348

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.37	$0.44	$0.78	$1.61
Diluted:
Net income available to common stockholders	$0.37	$0.43	$0.78	$1.60
Dividends declared per common share	$0.67	$0.67	$2.01	$2.01

OMEGA HEALTHCARE INVESTORS, INC.

Nareit FFO, Adjusted FFO and FAD Reconciliation

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Net income (1)	$93,908	$105,064	$192,274	$392,135
Deduct gain from real estate dispositions	(44,076)	(40,930)	(69,956)	(179,747)
Deduct gain from real estate dispositions of unconsolidated joint ventures	—	(346)	—	(93)
Sub-total	49,832	63,788	122,318	212,295
Elimination of non-cash items included in net income:
Depreciation and amortization	80,798	82,709	244,008	248,668
Depreciation - unconsolidated joint ventures	2,514	2,627	7,941	8,258
Add back provision for impairments on real estate properties	27,890	10,015	87,992	21,221
Nareit funds from operations (“Nareit FFO”)	$161,034	$159,139	$462,259	$490,442

Weighted-average common shares outstanding, basic	245,033	234,788	238,740	236,721
Restricted stock and PRSUs	3,825	1,744	2,701	1,138
Omega OP Units	7,097	6,752	6,974	6,863
Weighted-average common shares outstanding, diluted	255,955	243,284	248,415	244,722

Nareit funds from operations available per share	$0.63	$0.65	$1.86	$2.00

Adjustments to calculate adjusted funds from operations
Nareit FFO	$161,034	$159,139	$462,259	$490,442
Add back:
Stock-based compensation expense	8,756	6,809	26,306	20,515
Uncollectible accounts receivable (2)	7,232	13,820	20,633	28,625
Non-cash provision for credit losses	3,916	6,894	17,884	10,082
Non-recognized cash interest	1,753	—	6,171	—
Acquisition, merger and transition related costs	121	185	1,183	5,658
Non-recurring expense	—	—	1,893	3,000
Loss on debt extinguishment	—	376	6	389
Deduct:
Non-recurring revenue	(2,466)	—	(12,781)	(2,562)
Add back (deduct) unconsolidated JV related non-recurring loss (revenue)	1,834	(2,585)	1,656	(2,585)
Adjusted funds from operations (“AFFO”) (1)(3)	$182,180	$184,638	$525,210	$553,564

Adjustments to calculate funds available for distribution
Non-cash interest expense	$2,459	$2,224	$6,905	$6,610
Capitalized interest	(1,117)	(815)	(3,016)	(2,299)
Non-cash revenue	(9,889)	(13,492)	(35,608)	(51,290)
Funds available for distribution (“FAD”) (1)(3)	$173,633	$172,555	$493,491	$506,585

(1)	The three and nine months ended September 30, 2023 includes the application of $5.9 million and $11.4 million, respectively, of security deposits (letters of credit and cash deposits) in revenue. The three and nine months ended September 30, 2022 includes the application of $5.3 million and $9.4 million, respectively, of security deposits (letters of credit and cash deposits) in revenue.
(2)	The nine months ended September 30, 2023 includes a $12.5 million lease inducement write-off recorded as a reduction to rental income related to the Maplewood option termination fee. All other amounts represent straight-line accounts receivable write-offs also recorded as a reduction to rental income.
(3)	Adjusted funds from operations per share and funds available for distribution per share can be calculated using weighted-average common shares outstanding, diluted, as shown above.

Nareit Funds From Operations (“Nareit FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports Nareit FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Revenue recognized based on the application of security deposits and letters of credit or based on the ability to offset against other financial instruments is included within Nareit FFO. The Company believes that Nareit FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term funds from operations was designed by the real estate industry to address this issue. Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, write-off of straight-line accounts receivable, recoveries and provisions for credit losses (excluding certain cash recoveries on impaired loans), cash interest received but not included in revenue, non-recognized cash interest, severance, legal reserve expenses, etc.). FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business. The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs, and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods. The Company offers these measures to assist the users of its financial statements in analyzing its operating performance. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity or cash flow, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.